Exhibit 99

News Release

Ecolab Inc.

370 North Wabasha Street North
St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB’S FIRST QUARTER EPS +19%

Full year 2004 forecast raised to $1.17-$1.19; Double-Digit EPS Gain Expected

2004 FIRST QUARTER HIGHLIGHTS:

•              Diluted net income per share +19% to $0.25

•              Diluted earnings per share from ongoing operations +24% to $0.26

•              Sales +12% to $979 million

•              US, International operations show improvement from fourth quarter 2003 and good growth over last year

•              2004 earnings forecast raised to $1.17-$1.19

	First Quarter Ended March 31
(Millions, except per share)	2004	2003	% Increase
Net Sales	$979.4	$875.9	12%
Operating Income	116.1	101.5	14%
Pretax Income	105.0	90.8	16%
Taxes	39.0	35.5	10%
Net Income	$66.0	$55.3	19%

Diluted Net Income Per Common Share	$0.25	$0.21	19%
Diluted Average Shares Outstanding	260.2	263.6	-1%

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ST. PAUL, Minn., April 22, 2004:  Improving trends in its core businesses led Ecolab’s first quarter results to record levels in the period ended March 31, 2004.

Ecolab’s consolidated sales increased 12% to a record $979 million in 2004’s first quarter. Net income increased 19% to a record $66 million, or $0.25 per diluted share.  First quarter 2004 net income included an after-tax charge of $2.4 million, or $0.01 per share, related to the disposition of a business.  Excluding that special charge, first quarter 2004 diluted earnings per share from ongoing operations increased 24%.  Currency translation had a favorable impact on net income of approximately $2.6 million for the first quarter of 2004.

Commenting on the quarter, Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer said, “First quarter results continued our trend of strong earnings performances, as further margin expansion combined with improving sales to yield the excellent earnings per share increase.  Business trends are improving in our core hospitality and foodservice markets, and we are exploiting these with a terrific slate of new differentiated products and further investments in our industry-leading sales-and-service force.  In addition, our focus on process improvements and cost efficiencies has leveraged our top-line gains.  It was a great quarter, and we are pleased with the performance by our global associates.

“This is a very good start to what we think will be another very good year.  We will once again manage aggressively in this environment, introducing new products into attractive market segments, adding innovative complementary services and continuing to expand our share of the market.  We are comfortable with our upgraded earnings forecast of $1.17-$1.19 for 2004, as we anticipate improving sales trends and margin expansion.  Further, additional earnings above our current full-year targets could allow us to accelerate and increase investments for our long-term growth, including adding further to our sales-and-service force, making other strategic investments and taking other management actions to sustain our above-average growth rate for the future.  Ecolab has the people, products, markets, and most of all, the culture for continued success. We remain focused on superior performance, both for our customers and our shareholders, and are working relentlessly to improve our results.  We will continue to build on our powerful business model for consistent, reliable growth this year and for years to come.”

First quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 3% over the first quarter of 2003 to $431 million, as Kay enjoyed double-digit growth and Institutional sales momentum improved.  Excluding acquisitions, sales rose 2% for the quarter.  Ecolab’s United States Cleaning & Sanitizing operating income rose 11% to $77 million,

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reflecting the benefits of an improved business mix, operating improvements and cost efficiencies.  The effect of business acquisitions on operating income was not significant.

United States Other Services sales increased 6% to $78 million in the first quarter led by the Pest Elimination business.  Operating income in the first quarter of 2004 increased 43% to $5 million as solid growth in the Pest Elimination business along with a benefit of $1.5 million from a legal settlement yielded the profit increase.

Sales of Ecolab’s International Cleaning & Sanitizing operations when measured at fixed currency rates rose 6% to $439 million in the first quarter. Excluding acquisitions and divestitures, sales rose 3%.  Latin America sales showed double-digit sales gains, and Europe sales improved.  Fixed currency operating income rose 14% to $35 million, as careful management of costs leveraged sales growth.  Excluding acquisitions and divestitures, fixed currency operating income rose 5%.  At public currency rates, International Cleaning and Sanitizing sales increased 22% and operating income grew 35%.

Ecolab reacquired approximately 1.3 million shares of its common stock during the first quarter.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of business acquisitions, divestitures or other material corporate transactions, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release and in our periodic reports.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the second quarter 2004 over the second quarter 2003. Gross margins are expected to approach 52%, and selling, general and administrative expenses are expected to be approximately 38% of sales, slightly above that recorded in the second quarter of 2003.  Interest expense is expected to be approximately $13 million.  The effective tax rate should be approximately 37%.  Overall, currency translation is expected to contribute to second quarter earnings.  Diluted earnings per share are expected to be in the $0.28-$0.30 range in the second quarter of 2004.  The second half is expected to continue to show improving fixed currency sales trends, though the second half benefit to earnings per share from currency and lower tax rates will not be as great as last year.  For the full year ending December 31, 2004, Ecolab increased its

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forecast for diluted earnings per share to the $1.17-$1.19 range.  In 2003, Ecolab reported net income per share of $1.06; earnings from ongoing operations was $1.03.

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through April 30, 2004.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/download/default.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2004 second quarter and full year financial and business prospects, including estimated gross margins, SG&A expenses, interest expense, tax rates, currency translation, earnings per share and improving business trends in our core markets.  These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These risks and uncertainties include: the vitality of the foodservice, hospitality, and travel industries; restraints on pricing flexibility due to competitive factors and customer and vendor consolidations; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials; the occurrence of capacity constraints or the loss of a key supplier; the effect of future acquisitions or divestitures or other corporate transactions; our ability to achieve plans for past acquisitions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products and (ii) changes in tax, fiscal, governmental and other regulatory policies; economic factors such as the worldwide

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economy, interest rates and currency movements, including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war, (d) natural or manmade disasters (including material acts of terrorism or other hostilities which impact our markets), and (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; loss of, or changes in, executive management; our ability to continue product introductions and technological innovations; and other uncertainties or risks reported from time-to-time in our reports to the Securities and Exchange Commission.  In addition, we note that our stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that our earnings levels will meet investors’ expectations. We undertake no duty to update our Forward-Looking Statements.

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IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2004

(unaudited)

	First Quarter
(thousands, except per share)	2004	2003

Net Sales	$979,371	$875,852

Cost of Sales *	474,094	430,482
Selling, General and Administrative Expenses	385,333	344,033
Special Charges (Income)	3,805	(197)

Operating Income	116,139	101,534

Interest Expense, Net	11,173	10,703

Income before Income Taxes	104,966	90,831

Provision for Income Taxes	38,960	35,513

Net Income	$66,006	$55,318

Diluted Net Income per Common Share	$0.25	$0.21

Weighted-Average Common
Shares Outstanding
Basic	257,025	260,448
Diluted	260,227	263,637

* Cost of sales includes income from reductions in restructuring accruals of $50 and $45 for the first quarter ended March 31, 2004 and 2003, respectively.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2004

(unaudited)

	First Quarter
(thousands)	2004	2003

Net Sales
United States
Cleaning & Sanitizing	$430,734	$417,299
Other Services	77,775	73,329
Total	508,509	490,628
International Cleaning & Sanitizing	439,174	415,723
Effect of Foreign Currency Translation	31,688	(30,499)
Consolidated	$979,371	$875,852

Operating Income
United States
Cleaning & Sanitizing	$77,290	$69,906
Other Services	5,198	3,647
Total	82,488	73,553
International Cleaning & Sanitizing	34,949	30,580
Corporate Expense*	(3,755)	242
Effect of Foreign Currency Translation	2,457	(2,841)
Consolidated	$116,139	$101,534

* Consistent with the company’s internal management reporting, corporate expense includes income from reductions in restructuring accruals of $225 and $242 for the first quarter ended March 31, 2004 and 2003, respectively. Corporate expense for the first quarter ended March 31, 2004 also includes a charge of $3,980 related to the sale of a business.

ECOLAB INC.

CONSOLIDATED BALANCESHEET

MARCH 31, 2004

(thousands)	March 31 2004	December 31 2003	March 31 2003
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$54,020	$85,626	$56,554
Accounts receivable, net	666,105	626,002	594,433
Inventories	326,950	309,959	311,077
Deferred income taxes	76,677	75,820	75,276
Other current assets	69,224	52,933	62,296
Total current assets	1,192,976	1,150,340	1,099,636

Property, plant and equipment, net	773,271	736,797	694,729

Goodwill, net	907,242	797,211	734,671

Other intangible assets, net	231,325	203,859	204,438

Other assets, net	354,058	340,711	277,235

Total assets	$3,458,872	$3,228,918	$3,010,709

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$170,246	$70,203	$164,234
Accounts payable	223,880	212,287	207,303
Compensation and benefits	183,630	190,386	149,340
Income taxes	77,536	59,829	40,266
Other current liabilities	327,499	319,237	309,061
Total current liabilities	982,791	851,942	870,204

Long-term debt	620,642	604,441	569,296

Postretirement health care and pension benefits	260,287	249,906	213,133

Other liabilities	249,496	227,203	160,144

Shareholders’ equity	1,345,656	1,295,426	1,197,932

Total liabilities and shareholders’ equity	$3,458,872	$3,228,918	$3,010,709

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHAREINFORMATION

(unaudited)

	Quarter Ended March 31 2003	Quarter Ended June 30 2003	Six Months Ended June 30 2003	Quarter Ended Sept. 30 2003	Nine Months Ended Sept. 30 2003	Quarter Ended Dec. 31 2003	Year Ended Dec. 31 2003

Pro forma income from ongoing operations	$0.21	$0.25	$0.46	$0.32	$0.78	$0.26	$1.03
Pro forma adjustments:
Gain from sale of equity investments				0.02	0.02		0.03
Special charges				(0.01)
Net income, as reported	$0.21	$0.25	$0.46	$0.33	$0.80	$0.26	$1.06

Quarter Ended March 31 2004

Pro forma income from ongoing operations	$0.26
Pro forma adjustments:
Special charges	(0.01)
Net income, as reported	$0.25

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The non-GAAP financial measures in the tables above are provided to assist in the reader’s understanding of the comparability of the company’s operations for 2004 and 2003. The company believes that pro forma income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2004 and 2003 impacted the company’s reported net income (see “pro forma adjustments” in table above). The presentation above reconciles as reported net income (U.S. GAAP amounts) to pro forma income from ongoing operations for the quarter ended March 31, 2004 and for the full year and quarters and interim year-to-date periods ended March 31, June 30, September 30 and December 31, 2003. The information was originally presented in the company’s quarterly earning releases and reflects the impact of the company’s two-for-one stock split paid June 6, 2003. Special charges includes reductions to prior restructuring expenses and losses related to the sale of businesses. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.